Exhibit No. 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

November 13, 2003

TRC Companies, Inc.

5 Waterside Crossing

Windsor, Connecticut 06095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 13, 2003 (which report includes an explanatory paragraph relating to the restatement described in Note 12); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332 and 333-57463 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Costa Mesa, CA